Daktronics Inc. Announces Third Quarter Fiscal 2015 Results

Brookings, S.D. – February 24, 2015 - Daktronics Inc. (NASDAQ - DAKT) today reported fiscal 2015 third quarter net sales of $118.1 million, operating loss of $1.6 million, and net income of $0.6 million, or $0.01 per diluted share, compared to net sales of $115.4 million, operating income of $3.6 million, and net income of $2.9 million, or $0.07 per diluted share, for the third quarter of fiscal 2014.  Income tax (benefit) expense for the third quarter of fiscal 2015 was positively impacted by the research and development tax credit reinstatement in the quarter. Fiscal 2015 third quarter orders were $125.7 million, compared to $153.2 million for the third quarter of fiscal 2014. Backlog at the end of the fiscal 2015 third quarter was $150 million, compared with a backlog of $170 million a year earlier and $146 million at the end of the second quarter of fiscal 2015.

Net sales, operating income, net income, and earnings per share for the nine months ended January 31, 2015, were $457.9 million, $24.3 million, $17.0 million, and $0.39 per diluted share, respectively. This compares to $415.7 million, $29.7 million, $20.4 million, and $0.47 per diluted share, respectively, for the same period in fiscal 2014. Fiscal 2015 is a 53-week year and fiscal 2014 was a 52-week year. The extra week of fiscal 2015 fell within the first quarter, resulting in a 40-week versus a 39-week year to date comparison.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $16.0 million for the first nine months of fiscal 2015, compared to $30.0 million for the same period in fiscal 2014.  Cash provided by operations was $27.3 million for the first nine months of fiscal 2015, as compared to $39.2 million for the first nine months of fiscal 2014. Net investment in property and equipment was $11.3 million for the first nine months of fiscal 2015, as compared to $9.2 million for the first nine months of fiscal 2014. Cash and marketable securities at the end of the third quarter of fiscal 2015 were $68.2 million, which compares to $81.2 million at the end of the third quarter of fiscal 2014 and $71.0 million at the end of fiscal 2014.

Reece Kurtenbach, chairman, president and chief executive officer, stated, “Historically, the third quarter is our weakest financial quarter due to natural cycles in our business. Our sports business is generally lower during our third quarter, as the seasonal nature focuses most work and sales realization into the summer and fall months, which are our first and second quarters. Construction is also impacted by inclement Northern Hemisphere weather conditions, which impacts our deliveries of outdoor applications such as digital billboards and on-premise message centers. Finally, our overall capacity is less as we work fewer days in the quarter because of the holidays.

"While our third quarter is historically our lightest for revenue, this year we also experienced an operating loss for the quarter, which is uncommon. We were able to grow sales by 2.4 percent during the quarter as compared to fiscal 2014, but at a lower gross profit margin rate. A portion of the quarter-over-quarter margin decline is due to higher fixed costs in our manufacturing and services departments. Some of this increase is due to overall salary and benefit increases and a portion relates to the additional operating costs of Data Display, which was acquired in the second quarter. Margins continued to be impacted by the overall competitiveness in the market place as well as the sales mix. In the third quarter, we worked on larger-dollar projects which typically have lower margins due to the competition of the bid and the installation service mix.

"Orders declined for the third quarter of fiscal 2015 compared to the third quarter of fiscal 2014. Order swings by quarter are not unusual and are often caused by specific large project transactions, especially in our Live Events, Commercial, and International business units. As an example, during this quarter, we were successful in booking a number of professional and minor league baseball stadium projects for upgrades and enhancements to existing baseball systems. This contrasts with last year's third-quarter bookings of larger multi million dollar NFL stadiums. Commercial orders were down in our spectacular business, digital billboards, and other on-premise display systems due to timing of the buying cycle. Transportation orders were up for the quarter due to order timing and increased project availability in the market. The competitive environment continues to be challenging; however, we are encouraged by a strong project pipeline in all of our business units.

"For the third quarter, operating expenses were $26.6 million, up from $25.5 million in the prior year's third quarter. For the nine months ended, operating expenses were $85.1 million, up from $78.2 million in the prior year's nine months ended. The increases for the quarter were primarily due to the additional costs of operating a newly acquired international operation, overall increase in personnel wages and benefits, and various other expenses. Year-to-date costs are up for the same reasons, along with an additional week during fiscal 2015.

"Our income tax expenses were reduced due to the reinstatement of the research and development tax credit in the United States during the third quarter of fiscal 2015.

"Our balance sheet remains strong. We continue to utilize a conservative working capital management approach and are debt-free. Our continued cash generation enables investment in our business and a quarterly return to our shareholders."

Outlook
Reece Kurtenbach added, "Overall, our markets are very dynamic and competitive, yet we remain optimistic about the future of sales opportunities and expansion in our business. Our focus continues to be on winning orders to grow the top line, while at the same time reducing costs by improving our processes, products, and systems. We are working to improve our capacity planning for greater stability in our fulfillment process and continue to work to further reduce our cost structure by leveraging investments in other business-process improvements. Increasing value through additional products and features is a priority for our customers; therefore, we invest in product development initiatives to continue to bring innovative and competitively priced products to the marketplace. We continue to be cognizant of free cash flow, with our priorities being funding operations, developing new and improved product offerings, expanding markets for existing products, and investing in business-process improvement initiatives to create shareholder value over time.

"To support our business growth, we invested approximately $15.3 million in capital projects in fiscal 2015 through the third quarter. During fiscal 2015, our investments have or will provide for additional capacity in manufacturing and quality equipment, expansions of our Minnesota manufacturing facility, and various upgrades in our information technology infrastructure. We are pleased with the pace and outcome of these investments and have reduced our capital usage projection for the fiscal year by $2 million to approximately $23 million.

"Our products, systems, and service solutions continue to be the best in class and our reputation for serving our customers continues to grow our market presence. We look forward to our continued success in the marketplace across all of our business areas in North America as well as International markets."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: http://www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2014 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 31, 2015	January 25, 2014	January 31, 2015	January 25, 2014

Net sales	$118,123	$115,369	$457,856	$415,730
Cost of goods sold	93,061	86,280	348,514	307,774
Gross profit	25,062	29,089	109,342	107,956

Operating expenses:
Selling expense	13,694	13,188	43,405	40,110
General and administrative	7,133	6,685	22,890	20,788
Product design and development	5,820	5,649	18,773	17,330
	26,647	25,522	85,068	78,228
Operating (loss) income	(1,585)	3,567	24,274	29,728

Nonoperating income (expense):
Interest income	250	290	825	945
Interest expense	(59)	(62)	(183)	(189)
Other income (expense), net	179	(237)	(218)	(351)

(Loss) income before income taxes	(1,215)	3,558	24,698	30,133
Income tax (benefit) expense	(1,776)	687	7,655	9,753
Net income	$561	$2,871	$17,043	$20,380

Weighted average shares outstanding:
Basic	43,612	43,039	43,435	42,772
Diluted	43,991	43,613	44,204	43,397

Earnings per share:
Basic	$0.01	$0.07	$0.39	$0.48
Diluted	$0.01	$0.07	$0.39	$0.47

Cash dividend declared per share	$0.100	$0.090	$0.300	$0.300

-- MORE --

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 31, 2015	April 26, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$42,523	$45,568
Marketable securities	25,662	25,398
Accounts receivable, net	78,496	82,500
Inventories, net	67,660	62,228
Costs and estimated earnings in excess of billings	30,821	33,400
Current maturities of long-term receivables	3,688	5,235
Prepaid expenses and other assets	6,510	6,758
Deferred income taxes	11,692	10,694
Income tax receivables	4,654	2,459
Total current assets	271,706	274,240

Long-term receivables, less current maturities	6,550	7,877
Goodwill	5,254	4,558
Intangibles, net	1,883	2,680
Investment in affiliates and other assets	1,515	826
Deferred income taxes	734	2,000
	15,936	17,941
PROPERTY AND EQUIPMENT:
Land	2,153	2,539
Buildings	63,864	59,363
Machinery and equipment	78,132	72,787
Office furniture and equipment	15,823	15,754
Computer software and hardware	48,150	45,329
Equipment held for rental	803	868
Demonstration equipment	7,300	7,532
Transportation equipment	5,595	4,823
	221,820	208,995
Less accumulated depreciation	151,857	143,725
	69,963	65,270
TOTAL ASSETS	$357,605	$357,451

-- MORE --

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 31, 2015	April 26, 2014
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$26	$—
Accounts payable	40,875	45,913
Accrued expenses	27,353	23,462
Warranty obligations	12,785	14,476
Billings in excess of costs and estimated earnings	14,485	22,483
Customer deposits (billed or collected)	18,096	17,654
Deferred revenue (billed or collected)	9,337	7,722
Current portion of other long-term obligations	721	809
Income taxes payable	944	1,162
Deferred income taxes	22	27
Total current liabilities	124,644	133,708

Long-term warranty obligations	14,844	12,774
Long-term deferred revenue (billed or collected)	4,125	4,978
Other long-term obligations, less current maturities	3,116	2,871
Deferred income taxes	2	1
Total long-term liabilities	22,087	20,624
TOTAL LIABILITIES	146,731	154,332

SHAREHOLDERS' EQUITY:
Common stock	48,096	43,935
Additional paid-in capital	31,993	29,923
Retained earnings	133,294	129,266
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive (loss) income	(2,500)	4
TOTAL SHAREHOLDERS' EQUITY	210,874	203,119
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$357,605	$357,451

-- MORE --

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 31, 2015	January 25, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,043	$20,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,056	10,678
Amortization	169	274
Amortization of premium/discount on marketable securities	132	170
Gain on sale of property, equipment and other assets	(1,192)	(90)
Share-based compensation	2,341	2,206
Excess tax benefits from share-based compensation	(35)	(106)
Provision for doubtful accounts	(295)	(47)
Deferred income taxes, net	353	619
Change in operating assets and liabilities	(2,255)	5,159
Net cash provided by operating activities	27,317	39,243

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(15,328)	(9,421)
Proceeds from sale of property, equipment and other assets	4,011	182
Purchases of marketable securities	(10,647)	(9,432)
Proceeds from sales or maturities of marketable securities	10,256	8,000
Acquisitions, net of cash acquired	(6,223)	(1,298)
Net cash used in investing activities	(17,931)	(11,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(42)	—
Proceeds from exercise of stock options	2,424	4,607
Excess tax benefits from share-based compensation	35	106
Principal payments on long-term obligations	(1,185)	(3,682)
Dividends paid	(13,016)	(12,808)
Net cash used in financing activities	(11,784)	(11,777)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(905)	(211)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,303)	15,286

CASH AND CASH EQUIVALENTS:
Beginning of period	45,054	40,628
End of period	$41,751	$55,914

-- MORE --

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	January 31, 2015	January 25, 2014	Dollar Change	Percent Change	January 31, 2015	January 25, 2014	Dollar Change	Percent Change
Net Sales:
Commercial	$37,762	$39,016	$(1,254)	(3.2)%	$121,472	$117,690	$3,782	3.2%
Live Events	33,496	33,428	$68	0.2%	171,811	146,680	$25,131	17.1%
High School Park and Recreation (formerly Schools & Theatres)	10,771	11,010	$(239)	(2.2)%	55,125	47,750	$7,375	15.4%
Transportation	9,479	13,531	$(4,052)	(29.9)%	34,807	41,811	$(7,004)	(16.8)%
International	26,615	18,384	$8,231	44.8%	74,641	61,799	$12,842	20.8%
	$118,123	$115,369	$2,754	2.4%	$457,856	$415,730	$42,126	10.1%
Orders:
Commercial	$39,327	$48,400	$(9,073)	(18.7)%	$125,603	$123,522	$2,081	1.7%
Live Events	46,158	70,442	$(24,284)	(34.5)%	149,579	174,002	$(24,423)	(14.0)%
High School Park and Recreation (formerly Schools & Theatres)	11,480	10,976	$504	4.6%	54,694	44,669	$10,025	22.4%
Transportation	13,522	8,371	$5,151	61.5%	36,985	34,048	$2,937	8.6%
International	15,226	15,053	$173	1.1%	68,633	63,238	$5,395	8.5%
	$125,713	$153,242	$(27,529)	(18.0)%	$435,494	$439,479	$(3,985)	(0.9)%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Nine Months Ended
	January 31, 2015	January 25, 2014
Net cash provided by operating activities	$27,317	$39,243
Purchases of property and equipment	(15,328)	(9,421)
Proceeds from sales of property and equipment	4,011	182
Free cash flow	$16,000	$30,004

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

-- END --